Exhibit 10.2

Welsh, Carson, Anderson & Stowe IX, L.P.
 320 Park Avenue, Suite 2500
New York, NY 10022-6815

June 11, 2002

LabOne, Inc.
10101 Renner Blvd.
Lenexa, KS 66219

Attention: Joseph C. Benage, Esq.
Facsimile: (913) 859-6832

And

Attention: John McCarty
Facsimile: (913) 859-6804

Re: Amendment No.2 to the Securities Purchase Agreement, dated as of August 31, 2001 (the "Agreement"), among LabOne, Inc. (the "Company"), Welsh, Carson, Anderson & Stowe IX, L.P. (the "Purchaser Representative") and the other purchasers named on Schedule I thereto

Gentlemen:

In accordance with the provisions of Section 9.06 of the Agreement, the Company and the Purchaser Representative on behalf of the Purchasers (as defined in the Agreement) hereby agree to amend:

(1) Section 6.09(a)(i)(C) of the Agreement by deleting such subsection in its entirety and replacing it with the following:

"(C) Any and all Indebtedness of the Company and/or its Subsidiaries ("Senior Credit Agreement Indebtedness") under or in connection with the Credit Agreement, dated as of June 11, 2002 (the "June 2002 Credit Agreement"), among the Company, the lenders party thereto, and JPMorgan Chase Bank, as Issuing Bank, Administrative Agent and Collateral Agent (as such terms are defined in the June 2002 Credit Agreement) and/or under or in connection with the other Loan Documents (as such term is defined in the June 2002 Credit Agreement) (such Loan Documents, together with the June 2002 Credit Agreement, the "Senior Credit Agreement"), as the Senior Credit Agreement may be amended, modified, supplemented, amended, restated, extended, renewed, refinanced and/or replaced from time to time (in an aggregate principal amount not exceeding the Senior Credit Agreement Maximum (as defined below)), in an aggregate principal amount not exceeding the lesser of (x) the aggregate principal amount from time to time of the Revolving Commitment (as defined in the June 2002 Credit Agreement) of all lenders under the Senior Credit Agreement and (y) $100,000,000 (the "Senior Credit Agreement Maximum");";

(2) Section 6.04(b) of the Agreement by adding the words "either of which is" immediately following the words "any debt or equity security" at the beginning of the third line of such section; and

(3) Section 6.05(a) and Section 6.05(f) of the Agreement by deleting the first parenthetical appearing in such section and replacing it with the following: "(other than Senior Credit Agreement Indebtedness or other debt which by its terms is not subordinate to any other debt or obligations of the Company)".

In addition, the Purchaser Representative hereby acknowledges and agrees that the execution, delivery and performance of the Senior Credit Agreement by the Loan Parties (as defined in the June 2002 Credit Agreement) does not constitute the sale, lease, transfer or other divestiture of material assets outside the ordinary course of business by any of the Loan Parties under Section 6.08(iii) of the Agreement.

Except as provided herein, no other amendments or modifications are being made to the Agreement. This amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any or all of such counterparts may be executed and delivered by facsimile.

WELSH, CARSON, ANDERSON & STOWE IX, L.P.,
as Purchaser Representative

By: WCAS IX Associates LLC,
Its General Partner

By: /s/ D. Scott Mackesy
Name: D. Scott Mackesy
Title: Managing Member

Accepted and agreed to as of
the day and year first above written:

LABONE, INC.

By: /s/ Joseph C. Benage
Name: Joseph C. Benage
Title: Executive Vice President and General Council

cc:

Stinson Morrison Hecker LLP
2600 Grand Avenue
Kansas City, MO 64108-4606
Attention: Whitney F. Miller, Esq.
Facsimile: (816) 474-4208